UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

May 18, 2012

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania		15203-2329
(Address of principal executive offices)		(Zip Code)

(412) 432-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is filed by American Eagle Outfitters, Inc. (the “Company”) to amend the Current Report on Form 8-K dated May 18, 2012, filed May 24, 2012, (the “Original Form 8-K”) in order to update certain disclosures therein under Item 2.05 with respect to the Company’s exit and disposal activities.

ITEM 2.05.	Costs Associated with Exit or Disposal Activities

On May 18, 2012, the Company announced plans to exit 77kids by american eagle (“77kids), including all 22 stores and the online business. Management determined that it is in the best interest of the Company and its shareholders to prioritize and focus its efforts on businesses with the highest return potential.

At the time of the announcement, management was exploring strategic alternatives for the 77kids business, which included a full or partial disposition of assets to a third party. As such, the Company was unable to make a good faith estimate of exit charges at that time, beyond the estimated $16 million of pre-tax, non-cash asset impairment charges.

The Company is filing this amendment to the Original Form 8-K as an estimate of total exit charges can now be made based on progress of evaluating strategic alternatives.

In connection with the exit of 77kids, the Company expects to incur an after-tax loss of $35 million to $50 million, which includes $25 million to $38 million of closing related charges and $10 million to $12 million of operational costs during the exit period. The closing related charges, which are anticipated to be primarily taken in the second and third quarters, are comprised of the following after-tax amounts:

•	$7 million to $19 million for store transition and lease-related payments

•	$3 million to $4 million of severance and employee related costs

•	$15 million of non-cash asset impairment charges and inventory write-downs

Of this, $15 million to $37 million is expected as pre-tax cash outflow for severance and store transition and lease related payments.

ITEM 2.06.	Material Impairments

The information set forth in Item 2.05 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: June 29, 2012	By:	/s/Scott Hurd
Scott Hurd
Vice President and Controller